For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2009 FIRST QUARTER RESULTS

SEGUIN, Texas, May 6, 2009 – Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2009.

Net sales in the quarter were $110.1 million compared to net sales of $133.8 million for the first quarter of 2008, reflecting the overall economic slowdown, which affected many of the Company’s key markets.  Net income for the quarter was $1.5 million, or $0.15 per diluted share, compared to net income of $2.8 million, or $0.29 per diluted share, for the 2008 first quarter.  In order to meet the challenges of the current environment, the Company has taken many cost-cutting initiatives to protect its margins. As a result of these actions, gross margin was 19.7% in the first quarter of 2009 compared to 18.7% in the prior year.  The results included approximately $0.03 per share in after-tax restructuring costs related to severance expenses and the closure of the Company’s warehouse facility in Memphis, Tennessee.  Additionally, first quarter 2009 results included the acquisition of Rivard Developpement SAS, completed in May 2008, which contributed $13.9 million to sales and $0.04 to earnings per diluted share.

The Company’s North American Industrial Division sales for the first quarter of 2009 were $43.2 million compared to $62.6 million in the prior year’s first quarter.  This decrease reflects softer sales to governmental entities and related contractors, which are the main customers of this Division.  Sales to state governments were particularly weak as states coped with declining revenues and budget shortfalls, whereas city and county sales were generally stronger by comparison.

Sales in the Company’s North American Agricultural Division were $23.8 million in the first quarter of 2009 versus $32.5 million in the first quarter of 2008.  While this change reflects softening conditions in the agricultural markets served by the Company, since the majority of first quarter sales are dealer stocking orders, it more accurately reflects dealers’ reluctance to stock at historical levels due to concerns about the economic outlook.  The Company believes

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ALAMO GROUP ANNOUNCES 2009 FIRST QUARTER RESULTS

that the next two quarters, which are more driven by dealer retail sales, will give a clearer indication of the state of the agricultural market.

Alamo’s European Division reported sales of $43.2 million, an increase of 12% compared to sales of $38.7 million in the first quarter of the prior year.  Without the acquisition of Rivard, which is included in this Division’s results, sales for the quarter were $29.3 million, a decrease of 24% compared to the first quarter of 2008.  This decrease is primarily the result of changes in exchange rates.  In local currency the Division showed a slight increase in sales without the effects of the acquisition of Rivard.  This improvement was achieved despite softer market conditions that also affected the Company’s European markets.

Ron Robinson, Alamo Group’s President and CEO, commented, “Our Company’s results in the first quarter of 2009 reflected the weakness in the overall economy, particularly cutbacks in governmental spending, and seasonal softness which was exacerbated by actions by many dealers to cut back on inventory stocking levels in light of uncertain market conditions.  This was certainly true with some of our higher priced products such as Gradall excavators and VacAll vacuum trucks.  We are hopeful such items will show some improvement as we move into the more active spring and summer selling seasons, particularly since dealer inventories are currently low.”

“That said, we are pleased by the performance of many of our operations, especially our European Division, which has continued to show growth despite the current economy and further effects of the strengthening dollar.  Also, our most recent acquisitions, Rivard and Henke, have performed well and have been key contributors in these challenging times.”

“In light of current market conditions we continue to exercise stringent cost control measures throughout our organization, including reductions in staffing.  These actions have resulted in an increase in our gross margins, though not enough to offset the effects of the decline in volume and the short term costs associated with our various initiatives.  We have also made progress in strengthening our balance sheet where, adjusting for the acquisition of Rivard, our receivables and inventory are below last year’s levels, as is our long term debt.  We believe these actions will help us meet the challenges of the marketplace as we continue to take steps necessary to protect profitability in this environment.”

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ALAMO GROUP ANNOUNCES 2009 FIRST QUARTER RESULTS

“Although we remain concerned about both the depth and length of the current downturn, which we feel will continue throughout 2009, product inquiries remain at healthy levels, and we are already seeing more activity as we enter our busier selling season when demand for the types of maintenance equipment we sell typically picks up.  While we are diligently controlling costs, managing our assets and reducing debt levels, we remain strongly committed to supporting our customers’ needs and having the resources available to back that commitment.  Our added focus on profitability and a stronger balance sheet should not only benefit us during this downturn, but even more so when our markets begin to rebound.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,330 employees and operates seventeen plants in North America and Europe as of March 31, 2009.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, general economic conditions and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP REPORTS 2009 FIRST QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/09	3/31/08
North American
Industrial	$43,152	$62,612
Agricultural	23,831	32,503
European	43,160	38,666
Total Sales	110,143	133,781

Cost of sales	88,416	108,800
Gross margin	21,727	24,981
	19.7%	18.7%

Operating Expenses	18,550	19,619
Income from Operations	3,177	5,362
	2.9%	4.0%

Interest Expense	(1,096)	(1,835)
Interest Income	160	410
Other Income (Expense)	45	251

Income before income taxes	2,286	4,188
Provision for income taxes	743	1,356

Net Income	$1,543	$2,832

Net income per common share:
Basic	$0.16	$0.29

Diluted	$0.15	$0.29

Average common shares:
Basic	9,939	9,797

Diluted	9,963	9,921

Summary Balance Sheet Data

	3/31/09	3/31/08
Receivables	132,747	138,564
Inventories	130,750	121,788
Current Liabilities	81,563	78,570
Long Term Debt	110,027	114,017
Equity	182,119	201,910